EXHIBIT 99.2

BILL OF SALE

FOR VALUE RECEIVED, the sufficiency of which is herein acknowledged, this 15th day of December 2002, NIPSI Healthcare of Houston Limited Partnership, a Texas limited partnership with its principal office located at 2525 West Bellfort, Suite 130, Houston, TX 77054 ("Seller"), hereby forever transfers and conveys to American Hospital Resources, Inc., a Utah corporation, with its principal office located at 1912 W. Bay Crest Santa Ana, CA 92704 (the "Buyer") or its assignee or order, all of the right, title, and interest to all of Seller's assets ("Assets") as generally described herein below and as more particularly defined in the Asset Purchase Agreement between Seller and Buyer dated December 15, 2002.

ASSETS OF SELLER CONVEYED

The Seller hereby transfers and forever conveys to Buyer all of the Seller's Assets, including, but not limited to:

1. All tangible personal property of Seller, including, but not limited to, all equipment, furniture, and fixtures, all cash and cash equivalents, all deposits, all pharmaceutical and medical supply inventories, all books and records, all medical records,' and any and all other tangible personal property of any kind used or useful in the operation of the pharmacy outsourcing business currently conducted by Seller.

2. All intangible personal property of Seller, including, but not limited to, all accounts receivable, all contracts to provide patient and healthcare facility services, all licenses, permits, tradenames, trademarks, logos, all contracts payable, and any and all other intangible personal property of any kind used or useful in the operation of the pharmacy outsourcing business currently conducted by Seller.

NIPSI Healthcare of Houston Limited Partnership	Carla Ventures, Inc.
by its General Partner, NIPSI of Houston, Inc.
By: /s/ Michael Hunter	By: /s/ Michael Hunter
Authorized Signature	Authorized Signature